Exhibit 10.7

Execution Version

October [●], 2021

Paul Thompson

c/o KinderCare Learning Companies, Inc.

650 NE Holladay Street #1400

Portland, Oregon 97232

RE: Continued KinderCare Employment

Dear Paul:

We are pleased to confirm the terms of your continued employment with KinderCare Learning Companies, Inc. (the “Company”), in connection with the Company’s anticipated initial public offering (the “IPO”), as set forth in this letter agreement (the “Employment Letter”). This Employment Letter shall be effective upon (and subject to) the consummation of the IPO.

•	Title and Reporting: President, reporting to the Chief Executive Officer of the Company.

•	Work Location: the Company’s headquarters in Portland, Oregon (subject to any “work-from-home” or other remote working policies as the Company may have in effect from time to time).

•	Base Salary: $650,000 per year, to be paid on the Company’s normal payroll schedule (but no less frequently than monthly).

•	Target Annual Bonus: 90% of your base salary, with any annual bonus to be earned and paid under the terms of the Company’s annual cash incentive program as in effect from time to time.

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Long-Term Incentive Plan: You will be eligible to receive an annual long-term incentive grant (an “Annual LTI Award”) with an expected target grant date fair value equal to $2,200,000 at the same time as annual equity grants are made to other senior executives of the Company, which target grant date fair value may be adjusted by the Board (or a committee thereof) in good faith to reflect fluctuations in company or individual performance and/or in line with the Company’s compensation benchmarking practice and/or in line with other factors as considered relevant by the Compensation Committee of the Board. The terms of any such annual grant (including vesting, award type and timing) will be as established by the Board of Directors (the “Board”) of the Company (or a committee thereof), and will be subject to the Company’s 2021 Incentive Award Plan (as amended, or any successor thereto, the “2021 Plan”) and award agreement(s) issued thereunder. Your initial Annual LTI Award will be granted in the Company’s 2022 fiscal year, will be in the form of equity with a target grant date fair value equal to $2,200,000, and will be subject to solely time-based vesting over a 4-year period following the date of grant, with one-quarter of the award vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments over the 3-year period following the initial vesting date, subject to your continued service with the Company through the applicable vesting dates.

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IPO Launch Grant: Subject to approval by the Board (or a committee thereof), you will receive an initial equity grant with a grant date fair value of $2,775,000, to be granted on or within 6 weeks following the IPO (the “Launch Grant”). 100% of the Launch Grant will be in the form of stock options (with an exercise price per share equal to the fair market value of the Company’s stock on the grant date), and will be subject to solely time-based vesting in equal annual installments over the 3-year period following the date of grant, subject to your continued service with the Company through the applicable vesting dates, and will be issued under (and subject to) the 2021 Plan and award agreement(s) thereunder.

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Employee Benefits: Eligible to participate in the Company’s health, welfare, retirement, fringe benefit, and perquisite programs made available by the Company to similarly situated employees from time to time.

•	Paid Time Off: To be accrued and used in accordance with the Company’s paid time off policy in effect from time to time.

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Expenses: You will be reimbursed for reasonable and documented expenses incurred in connection with your duties in accordance with Company policy. In addition, the Company will pay (or reimburse you) for all reasonable legal fees incurred in connection with the negotiation of this Employment Letter and the arrangements described herein promptly (but in any event within 30 days) following delivery to the Company of an invoice reflecting such fees.

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Severance: You shall be a “Participant” in the KinderCare Learning Companies, Inc. Senior Executive Severance Plan (the “Severance Plan”) in accordance with its terms. However, notwithstanding anything to the contrary in the Severance Plan, the following shall apply with respect to your participation in the Severance Plan until the Sunset Date (as defined below):

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The Severance Plan shall not be amended, modified, abrogated, or terminated in any manner that would be adverse to your rights under the Severance Plan (and any such purported amendment, modification, abrogation, or termination in violation of the foregoing shall be without effect) without your prior written consent.

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For purposes of your participation in the Severance Plan, in addition to becoming eligible for the severance payments and benefits described in Section 4.2 therein upon a termination without Cause, you shall additionally be eligible for such payments and benefits upon your resignation for Good Reason. For this purpose, “Good Reason” shall mean the occurrence of any of the following without your express written consent: (i) a material diminution in your position, authority, duties, or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by you; (ii) a material reduction in your base salary, as the same may be increased from time to time (other than in connection with “across-the-board” base salary reductions of all or substantially all similarly situated employees of the Company), (iii) a material reduction in your target annual bonus; or (iv) a material change in the geographic location of your principal work location as of the date hereof, which shall, in any event, include only a relocation of more than fifty (50) miles from such principal location; provided, that none of the foregoing shall constitute Good Reason unless (x) you provide the Company with written notice setting forth in reasonable detail the circumstances claimed to constitute Good Reason within 30 days of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (y) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (z) the effective date of your termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

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At-Will Nature of Employment: Although we hope that your continued employment will be mutually rewarding for you and the Company, your employment with the Company is “at-will,” meaning that you or the Company may terminate your employment at any time and for any reason or no reason (subject to your rights under the Severance Plan, as modified by this Employment Letter).

The terms of this Employment Letter shall remain in effect following the IPO until December 31, 2024 (the “Sunset Date”); provided, that if your employment with the Company ends for any reason prior to the Sunset Date, this Employment Letter shall cease to be in effect upon such termination, except that your rights under the Severance Plan shall continue to be governed by their terms as modified herein, as applicable.

All payments and benefits hereunder shall be subject to applicable withholdings and deductions, and the Company shall be entitled to make such withholdings and deductions in accordance with applicable law.

This Employment Letter (together with the 2021 Plan, any award agreements issued thereunder and the Severance Plan) constitutes our entire understanding and agreement regarding your continued employment with the Company, and supersedes all prior negotiations, communications, understandings, and agreements relating to the subject matter contained herein. Any amendment or modification of this Employment Letter shall be set forth in a signed writing executed by both you and the Company. This Employment Letter shall be interpreted and construed in accordance with the laws of the State of Oregon, without regard to any conflicts of laws principles.

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We are excited about the next phase of the Company and look forward to our continuing relationship. Please acknowledge your acceptance of the terms of this Letter Agreement by signing where indicated below.

[signature page follows]

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